Exhibit 5(c)

Cooperation Agreement

UBS AG

Aeschenvorstadt 1, CH-4002 Basel

and

Bahnhofstrasse 45, CH-8098 Zurich

Switzerland

and

BlackRock Advisors, Inc.

100 Bellevue Parkway, Wilmington, DE 19809

U.S.A.

and

BlackRock FundsSM

100 Bellevue Parkway, Wilmington, DE 19809

U.S.A.

agree the following:

DRAFT

1.	Definitions

Agreement	means this Cooperation Agreement, including its appendices

Fund	means BlackRock Funds, an open-end investment company registered under the Investment Company Act

UBS	means UBS AG (Group), Basel and Zurich (Switzerland), including its branches and subsidiaries worldwide, as listed in Appendix 1

Investment Funds	means the investment portfolios of the Fund and the Service Shares of Investment Funds registered with the Securities and Exchange Commission under the Investment Company Act and the Securities Act, as listed in Appendix 2 as well as the Investment Funds added in the future

Investment Advisor	means BlackRock Advisors, Inc., Wilmington, DE (U.S.A.)

Service Fee	The ongoing shareholder servicing fees payable by the Service Class of shares of Investment Funds, as set forth in the Legal Documents.

UBS Fee	means the remuneration in favour of UBS, as set out in Appendix 3

Investment Company Act	means the Investment Company Act of 1940, as amended

Securities Act	means the Securities Act of 1933, as amended

Legal Documents	means the prospectus and statement of additional information

2.	Basis

This Agreement shall regulate the legal relationship between UBS, as a non-exclusive global distributor of the Investment Funds, the Investment Advisor and the Fund. Pursuant to this Agreement, UBS will be entitled to sell Service Shares of the Investment Funds and to receive the UBS Fee.

For the purpose of this Agreement, UBS represents and warrants that it is not required to register as a broker-dealer with the U.S. Securities and Exchange Commission and is not member in the NASD.

The parties represent and warrant that they are duly organized and validly existing under the laws of the jurisdiction in which they operate; and that all authorizations (if any) required for lawful execution of this Agreement and their performance hereunder have been obtained.

The parties declare further that they are fully entitled to enter into the terms and conditions of this Agreement and that the execution, delivery and performance of this Agreement by the respective party has been duly authorised by all necessary action, and upon execution and delivery hereof, this Agreement will be a valid, binding and enforceable obligation of such party.

UBS AG, New York and Miami Branches are licensed by the Office of the Comptroller of the Currency.

All shares of Investment Funds sold by UBS will be held by UBS acting as record-holder and held in a UBS omnibus account.

The parties acknowledge that UBS Financial Services Inc., Weehawken, NJ (U.S.A) is not in any way part of this Agreement nor shall it be bound by any provision defined herein.

3.	Applicability

The provisions of this Agreement apply to the global distribution of those Investment Funds listed in Appendix 2. Appendix 2 is established and updated upon change, at least quarterly, by the Investment Advisor using the operational template provided by UBS.

4.	Restrictions on sale

Each party shall undertake to comply with all applicable laws and relevant legal regulations at all times.

In particular, UBS will only offer to sell, sell or deliver Investment Fund shares by means of general solicitation or general advertising in the United States of America in accordance with applicable laws and regulations, including the Investment Company Act and the Securities Act. UBS will at all time comply with any sale restriction as set out in the Legal Documents of the Investment Funds and as provided to UBS by the Fund.

5.	Money laundering prevention and suppression of terrorist financing

It is a precondition of sale that UBS only offers the Investment Fund shares to persons who maintain an account relationship and who have duly been identified as beneficial owners of the account in accordance with local legislation and international recommendations regarding money laundering prevention as now or hereafter may be in force. With respect to anti-money laundering, UBS, as a matter of group policy, requires its subsidiaries to adhere to anti-money laundering procedures and suppression of terrorist financing guidelines compliant with FATF recommendations.

UBS further represents and warrants that UBS shall have in place and will maintain suitable and adequate know your customer policies and procedures and that UBS shall comply at all time with all applicable laws and regulations regarding anti-money laundering activity.

6.	Rights and duties of the Fund

The Fund undertakes to make available the Investment Funds to UBS for global distribution. If needed, the list of the Investment Funds may be subject to additional restrictions. The Fund shall inform UBS about any changes in this regard.

The Fund undertakes to inform UBS in which countries the Investment Funds are noticed, registered or qualified for offer or sale to the public, and if there are any changes in this regard.

7.	Rights and duties of UBS

UBS is entitled to globally distribute (offer and sell) the Investment Funds listed in Appendix 2 or any funds added to this list in the future. UBS acknowledges that this list might also be reduced.

UBS undertakes to publicly offer or sell Investment Funds solely in jurisdictions where the Investment Funds are duly registered and authorised to be offered and sold to the public in the said jurisdiction in compliance with all applicable laws and regulations as well as this Agreement.

In jurisdictions where the Investment Funds are not registered or authorised for public sale, UBS may offer or sell such Investment Funds on a private placement basis where available; in connection with such sale or promotion UBS will carry out any such activity or solicitation in accordance with all relevant laws, rules and regulations applicable in such jurisdiction, including any limitation on distribution channels that might be used.

UBS agrees that in recommending to an investor the purchase, sale or exchange of any shares of the Investment Funds, UBS shall have reasonable grounds for believing that the recommendation is suitable for such investor.

In return for the Service Fee, UBS agrees to provide general shareholder liaison services, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders’ investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses.

8.	Sub-distributors

UBS undertakes not to appoint any third party outside UBS as a sub-distributor without receiving the prior written permission of the Fund. However, UBS is entitled to appoint any of its subsidiaries as distributor of the Investment Funds without any prior permission of the Fund.

UBS shall be responsible for ensuring that all its authorised sub-distributors and subsidiaries appointed by UBS as distributors shall comply with the terms of this Agreement and shall sell or offer for sale shares of the Investment Funds in accordance with applicable laws and regulations, but UBS’ liability to the Fund for all matters delegated to such sub-distributors and distributors shall not be affected thereby.

9.	Remuneration of UBS

UBS can purchase and redeem the Investment Funds’ Service Shares at Net Asset Value and shall offer the Investment Funds’ Service Shares to investors at Net Asset Value. Notwithstanding to the foregoing, separate fees may apply to a UBS client’s investment account.

The Investment Advisor represents and warrants that the amount and form of compensation payable to UBS under this Agreement complies with applicable Unites States laws and regulations.

The Investment Advisor will pay UBS a quarterly UBS Fee out of its legitimate profits as specified in the separate Appendix 3, and the Fund will pay UBS the Service Fee as provided in the Legal Documents as per Section 7 of this Agreement.

In the event of termination of this Agreement, and for so long as Investment Funds are held by UBS, UBS will continue to receive the remuneration as set forth in this Agreement for a period of 5 years from the effective date of such termination.

10.	Technical arrangements

Prior to commencing trading activities, the Investment Advisor and UBS shall exchange and complete all administrative information required in order to set up the business relationship operationally in an appropriate manner and in accordance with applicable laws and regulations.

UBS shall receive trade confirmations – including all relevant settlement information such as fund name, international security identification number (ISIN), number of shares, settlement price and amount etc – electronically or by fax and no later than one business day after the order has been placed by UBS.

UBS acknowledges that the Fund will only process on each business day those purchase and redemption orders received from UBS prior to the daily cut-off times disclosed in each Investment Fund’s Legal Documents.

UBS agrees to process all its subscription and redemption orders under this Agreement centrally through UBS AG, Zurich.

See Appendix 4 for technical details.

11.	Legal documents and documentation

The Fund shall provide UBS the following documents free of charge and in PDF format for each Investment Fund:

•	Legal Documents

•	the current annual and semi-annual reports

UBS undertakes to provide the Legal Documents to interested investors free of charge. UBS agrees to distribute Investment Funds’ Legal Documents and other material to investors in accordance with applicable regulatory requirements.

When requested in writing by UBS to do so, the Fund will provide to UBS free of charge within ten business days of receipt of the request, additional information in sufficient detail and in the media and format as mutually agreed upon by UBS and the Fund, according to, but not limited to, Appendix 5.

12.	Sales support

UBS has the right, but not the obligation to publish its own Investment Funds-related sales-support brochures or marketing documents in printed or electronic form. However, both the form and contents of marketing material dedicated for external use-must first be submitted to the Fund for approval.

The Fund represents that all written and electronic advertisements and sales materials pertaining to the Investment Funds that it provides to UBS, will be accurate and up-to-date as of the time they are provided to UBS, and compliant with all applicable Unites States regulatory requirements.

In fulfilling its obligations under this Agreement, UBS will rely conclusively on the representations contained in the Legal Documents for each Investor Fund, as well as any other written marketing or other materials the Fund provides. UBS is not authorised to make to potential investors any representation which is not contained in the Legal Documents of the Investment Funds or in any other written marketing or other materials the Fund provides.

13.	Changes in Legal Documents

The Fund undertakes to inform UBS of any changes in the Investment Funds’ Legal Documents.

14.	Requests for clarification

The Fund shall cooperate with UBS in addressing and complying with legitimate requests of investors for information.

15.	Liability and duty to exercise due diligence

In fulfilling the duties connected with this Agreement, the parties shall do their utmost to apply the same diligence as they would in their own concerns. In particular, the parties shall devote the necessary professional attention to complying with all applicable legal requirements regarding the sale of Investment Fund shares as well as the parties’ functions and duties as pointed out in this Agreement.

The parties are liable to each other for any actual and direct damages, losses, liabilities and expenses - caused by negligence, fraud or wilful misconduct - which one party suffers as a result of other parties not performing or failing to comply with its or their legal or contractual duties towards other parties under this Agreement. Notwithstanding the foregoing, a party seeking indemnification for damages suffered shall not recover such damages to the extent that this party has contributed to the creation of such damages.

UBS shall indemnify and hold harmless the Fund and the Investment Advisor from and against any and all direct losses, claims, damages, expenses or liabilities to which the Fund and the Investment Advisor may become subject as a result of the failure of UBS or any party acting on behalf of UBS thereof to comply with the laws of any jurisdiction in connection with the offer and sale concerning shares of the Investment Funds.

In no event shall any party be liable, one to the others, for any indirect, special, punitive, incidental, exemplary or consequential damages (including lost profits) arising out of or in connection with this Agreement.

“BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

16.	Confidentiality

Each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all confidential information of the other party. Confidential information shall expressly be marked as such. For the avoidance of doubt, content included in clause 11 and Appendix 5 is not to be considered as confidential information with regard to this Agreement.

17.	Notices

Any notices required or permitted to be given hereunder shall, unless otherwise specifically agreed upon between the parties, be given in writing by registered mail, by personal delivery or by facsimile transmission to the addresses as defined in Appendix 4.

18.	Severability

If any provision of this Agreement is held to be invalid, void or unenforceable or otherwise contrary to any applicable statutes, regulations or rulings, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.	Duration and termination

This Agreement shall become effective upon its execution as of date written below and, unless sooner terminated as provided herein, shall continue until August 1, 2006. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the [Note: it is not the Investment Fund’s Board, but the Board of the Fund (as defined above)] Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of the Fund. Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by a vote of a “majority of the outstanding voting securities” of the Fund on 60-days’ written notice to UBS, or by UBS at any time, without the payment of any penalty, on 60-days’ written notice to the Fund [Note: Fund Provider is no longer a defined term] . This Agreement will automatically and immediately terminate in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the Investment Company Act. Specifically, “assignment” includes any direct or indirect transfer or hypothecation of a contract or chose in action by the assignor, or of a controlling block of the assignor’s outstanding voting securities by a security holder of the assignor; but does not include an assignment of partnership interests incidental to the death or withdrawal of a minority of the members of the partnership having only a minority interest in the partnership business or to the admission to the partnership of one or more members who, after such admission, shall be only a minority of the members and shall have only a minority interest in the business. “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A transaction which does not result in a change of actual control or management is not an assignment under the above definition.)

This Agreement may be terminated immediately by any party, without regard for the proper terms of notice and dates, if one of the parties conducts a material breach of its obligations under this Agreement.

20.	Effective date assignment and amendment

This Agreement shall be effective upon September 1st, 2004.

UBS may assign this Agreement to an affiliated company or a successor to the business to which this Agreement relates pursuant to Section 8 hereof, provided that such assignment does not result in a termination of this Agreement pursuant to the terms of Section 19 hereof.

Any changes to this Agreement must be made in writing in accordance with clause 17 of this Agreement.

21.	Applicable law and jurisdiction

This Agreement is governed by Swiss law. Any dispute arising out or in connection with with this Agreement will be submitted to the courts of the Canton of Basel Stadt, Switzerland, subject to appeal to the Tribunal Federal in Lausanne.

A copy of this Agreement, signed by both parties, shall be sent to each of the following:

•	UBS

•	Investment Advisor

•	Fund

Signatures:

Place and date:	UBS AG

Zurich,

	Stig Harby Thomassen	Barbara Anger

Place and date:	BlackRock Advisors, Inc.

Anne Ackerley

Place and date:	BlackRock Funds

Anne Ackerley

22.	Appendices:

1. List of Branches and Subsidiaries

2. List of Investment Funds for distribution by UBS

3. Remuneration of UBS

4. Technical Details

5. Information to be provided by the Investment Advisor (Fund Research Template)

23.	Enclosures:

•	Legal Documents of the Investment Funds

Appendix 1:

List of Branches and Subsidiaries

Company	Type	Address
UBS AG	Group/ Corp.	P.O. Box	CH-4002 Basel
UBS AG	Branch	P.O. Box	CH-8098 Zurich
Fondcenter AG	Subsidiary	Josefstr. 59	CH-8031 Zurich
UBS Private Banking Deutschland AG	Subsidiary	Postfach 10 20 42	D-60020 Frankfurt a/M
UBS (France)	Subsidiary	B.P. 161-08	F-75362 Paris Cedex 08
UBS Global Asset Management (France) SA	Subsidiary	69 boulevard Haussmann	F-75008 Paris
UBS AG	Branch	1 Curzon Street	GB-London W1J5UB
UBS (España) S.A.	Subsidiary	Maria de Molina 4	E-28006 Madrid
UBS (Italia) S.p.a.	Subsidiary	Via del Vecchio Politecnico 3	I-20121 Milan
UBS (Luxembourg) S.A.	Subsidiary	P.O. Box 2	L-2010 Luxembourg
UBS (Luxembourg) S.A. Niederlassung Österreich	Branch	Wächtergasse 1	A-1010 Wien
UBS Private Banking Belgium N.V./ S.A.	Subsidiary	Stephanie Square 4th Floor, Avenue Louise 65	B-1050 Brussels
UBS (Monaco) S.A.	Subsidiary	P.O. Box 189	MC-98007 Monaco Cedex
UBS AG	Branch	P.O. Box 350	St. Helier, JE4 8UJ Channel Islands (U.K.)
UBS (Bahamas) Ltd.	Subsidiary	P.O. Box N 7757	Nassau
UBS Bank (Canada)	Subsidiary	154 University Avenue	Toronto, ONT M5H 3Z4
UBS AG	Branch	101 Park Avenue	New York, NY 10178
UBS AG	Branch	701 Brickell Avenue	Miami, Florida 33131
UBS AG	Branch	GPO Box 506	Hong Kong
UBS AG	Branch	Robinson Road, P.O. Box 2419	Singapore 904419
UBS AG Branch Taipei	Branch	105 (ZIP Code) 15 /F-2, 167, Tun Hua North Road	Taipei
Ehinger & Armand von Ernst AG	Subsidiary	Morgartenstrasse 1	CH-8004 Zurich
BDL Banco di Lugano	Subsidiary	Casella postale 2810	CH-6901 Lugano
Ferrier Lullin & Cie SA	Subsidiary	Case postale 5496	CH-1211 Geneva 11

Appendix 2:

List of Investment Funds for distribution by UBS

Fund Name	ISIN No.	Fund Category
Core Bond PLUS Total Return Portfolio	US0919293565	bond
Core Bond Total Return Portfolio	US0919287393	bond
Enhanced Income Portfolio	US0919373003	bond
GNMA Portfolio	US0919297111	bond
High Yield Bond Portfolio	US0919296469	bond
Intermediate Bond Portfolio	US0919283335	bond
Intermediate Government Bond Portfolio	US0919284408	bond
International Bond Portfolio	US0919277725	bond
Low Duration Bond Portfolio	US0919275588	bond
Managed Income Portfolio	US0919287054	bond
Balanced Portfolio	US0919278301	equity
Global Science & Technology Opportunities Portfolio	US0919296204	equity
International Opportunities Portfolio	US0919285561	equity
Large Cap Growth Portfolio	US0919282758	equity
Large Cap Value Portfolio	US0919276164	equity
Mid Cap Growth Portfolio	US0919288532	equity
Mid Cap Value Portfolio	US0919287963	equity
Select Equity Portfolio	US0919278897	equity
Small Cap Core Portfolio	US0919292997	equity
Small Cap Growth Portfolio	US0919282006	equity
Small Cap Value Portfolio	US0919277238	equity
U.S. Opportunities Portfolio	US0919297780	equity

Appendix 3:

UBS Fee

Overview of the UBS Fee in favour of UBS on all and any Investment Fund Service Shares:

Annual Fees in Percent of the aggregate net asset value of the Investment Funds’s Service Shares held by UBS
UBS Fee	0.15%
Service Fee	0.25%

In addition to the Service Fee as set out in Section 1 of this Agreement and in the Investment Funds’ Legal Documents, the UBS Fee shall represent a percentage of the aggregate net asset value of the Investment Funds’ Service Shares held by UBS and shall compensate UBS for its distribution and sales support services in addition to those provided for the Service Fee.

The Investment Advisor will pay UBS the UBS Fee according to the above annual rate based on the Investment Funds’ Service Shares held in UBS custody accounts directly or held at any other custodian (Clearstream etc.) for the benefit of UBS. This UBS Fee is paid quarterly and is calculated as the average quarterly net asset value of the Investment Funds’ Service Shares held in custody by UBS on the basis of their value on the last day of each month of that quarter. For the claim of the UBS Fee on UBS’ holdings with other custodians, UBS shall provide to the Investment Advisor a statement of month-end holdings. UBS is entitled to receive the UBS Fee 30 days after the Investment Advisor receives such statement. The Investment Advisor will transfer the payment to the account as specified hereunder.

The payment is to be made to:

UBS AG, Bahnhofstrasse 45, CH-8098 Zurich

Clearing Number:	0230

Account Number:	9349.FGP

Reference:	EMEA/ 3rd Party Funds Management/ Ref. BlackRock Advisors

S.W.I.F.T. Number:	UBSWCHZH80A

Appendix 4:

Technical Details

Order Procedures

Issue	Details
Order Desk	bank/ transfer agent: PFPC Inc.

Order Placement	by phone ☒	by fax ☒	E-mail ☐	via NSCC ☒

Cut-off time	See separate operational template

Subscription (S)	in shares possible Yes ☒		in amount possible USD Yes ☒

Redemption (R)	in shares possible Yes ☒		in amount possible USD Yes ☒

Fractions	See separate operational template

Minimum S/R	for UBS orders no minimum/maximum amount is requested

Confirmations	by phone ☐	by fax ☐	E-mail ☐	via NSCC ☒

Confirmations Desk	bank/ transfer agent: PFPC Inc.

Settlement	See separate operational template

Valuation Date	each business day excluding the official bank holidays in U.S.A and N.Y.

Contact Addresses

Issue	Contact Address
Relationship	Name: Ed Mallon Tel: +1(212) 754-5505	E-mail: ed.mallon@blackrock.com Fax: +1(212) 754-8776
Address: 40 E 52nd, 7th floor, New York, NY 10022

	Name: Lydia Thew Tel: +1(212) 409-3134	E-mail: Lydia.thew@blackrock.com Fax: +1(212)754-8762
Address: 40 E 52nd, 7th floor, New York, NY 10022

Operations	Name: Mona Lee Tel: +1(212) 754-5593	E-mail: mona.lee@blackrock.com Fax: +1(212) 409-3210
Address: 40 E 52nd, 17th floor, New York, NY 10022

	Name: Timothy Boodoo Tel +1(212) 409-3749	E-mail: timothy.Boodoo@blackrock.com Fax: +1(212) 409-3210
Address: 40 E 52nd, 17th floor, New York, NY 10022

Order Desk	Name: Timothy Boodoo Tel: +1(212) 409-3749	E-mail: timothy.Boodoo@blackrock.com Fax: +1(212) 409-3210
Address: 40 E 52nd, 17th floor, New York, NY 10022

	Name: Mark Lundstrom Tel: +1(877) 332-2371	E-mail: mark.lundstrom@pfpc.com Fax: +1(508) 871-4917
Address: PFPC Inc., 4400 Computer Drive, Westborough, MA

Notices

Issue	Contact Address
UBS	Name: Barbara Anger	E-mail: barbara.anger@ubs.com
	Tel: +41-1-236’72’42	Fax: +41-1-234’36’71
Address: 3rd Party Fund Provider Mgmt, P.O. Box,
CH-8098 Zurich, Switzerland

Investment Advisor and Fund	Name: Ed Mallon	E-mail: ed.mallon@blackrock.com
	Tel: +1(212) 754-5505	Fax: +1(212) 754-8776
Address: 40 E 52nd, 7th floor, New York, NY 10022

Appendix 5:

Information to be provided by the Investment Advisor (Fund Research Template)

Provider Data

Parent Company	Frequency
1. Date of establishment	At start

2. Domicile	At start

3. Core business	At start

4. Financial strength of organisation (e.g. credit rating)	At start & annually

5. Total assets under management	At start & annually

Management Company	Frequency
1. Fund management company name & domicile	At start

2. Date of establishment	At start

3. Total assets under management	At start & annually

Fund Data

Basic Information about the Fund	Frequency
1. Fund name	At start & if change

2. Fund establishment date	At start

3. Financial year end	At start

4. Fund domicile	At start

5. Fund reference currency, denomination of shares if different	At start

6. Legal structure of the fund (e.g. SICAV)	At start

7. Fund auditor (name, since when)	At start & if change

8. Fund custodian: names, rating, domicile, auditor	At start & if change

9. Fund administrator: # of personnel & experience	At start & if change

10. Any available mirror fund (number, size, track record, legal structure)	At start & if change

11. Feeder fund structure (if any)	At start & if change

Appendix 5 (continued):

Investment Information	Frequency
1. Investment policy & objectives	At start & if change

2. Investment strategy and management style (value/growth, top down/bottom up) and changes	At start & if change

3. Average market capitalisation of companies invested (blue chips, mid caps, small caps).	At start & if change

4. Investment process (e.g. decisions taken by committee)	At start & if change

5. Process of buy-side research (e.g. own company visits)	At start & if change

6. Maximum size of the fund where the fund manager fells comfortable to run his strategy	At start & if change

7. Maximum investment accepted by one investor (e.g. UBS)	At start & if change

8. Risk Control mechanism	At start & if change

9. Does the fund have constraints limiting borrowings or leverage (on or off balance sheet)?	At start & if change

10. Does the fund specify clear restrictions concerning the use of derivatives and synthetic instruments?	At start & if change

11. Restrictions & internal guidelines (e.g. on concentrations in single positions, listing requirements)	At start & if change

12. Address and phone # of contact person(s) on for UBS’s fund research questions	At start

Fund Management Team	Frequency
1. CV and track record of the fund manager	At start & if change

2. Fund manager in charge of fund since?	At start

3. Other funds & products managed by the same fund manager	At start & if change

4. Size of the managing team; size of research team	At start & if change

5. Fund adviser(s); scope of mandate & authority	At start & if change

6. Direct access to responsible Fund Manager in charge of the Fund	Upon request

Sales Registration and Restrictions	Frequency
1. Countries where the fund is registered for sale. Are all classes/tranches available for sale in all countries?	At start & if change

2. Pending registrations	At start & if change

3. Commitments for future registrations	At start & if change

4. Any sales restrictions on funds e.g. US	At start & if change

Appendix 5 (continued):

NAV	Frequency
1. Where is the NAV published?	At start & if change

2. What NAV related tax data is available, e.g. German Interim Profit and when?	At start & if change

Distributions	Frequency

1. Availability of distribution &/or reinvesting tranches	At start & if change

2. When and where is information pertaining to distribution of income available?	At start & if change

3. Is automatic reinvestment possible and at what terms?	At start & if change

4. What is the procedure for dividend payout?	At start & if change

5. Annual distribution of income?	At start & if change

6. How often are dividends paid out per year?	At start & if change

7. What are the tax related figures provided for year end tax reports and dividend payments?	At start & if change

Ongoing Fund Data

Fund Documents	Frequency
1. Basic fund documents as defined in clause 11	As published

2. Legal Documents	As published

3. Annual report (calendar year, issue date)	Annual

4. Semi-annual report (issue date)	Semi-annually

5. Fund fact sheet available at the 6th business day of each month	At least monthly

6. Fund manager report	As published

7. Information flashes	As published

Track Record (at least 3 years)	Frequency
1. Benchmark (explain changes)	Monthly

2. Tracking error vs. benchmark	Monthly

3. Fund track record - performance data (total & relative to benchmark), high / low	Monthly

4. Risk data (e.g. volatility)	Monthly

5. Top 10 holdings &% of total assets	Monthly

6. Sector, country allocation using MSCI definition	Monthly

7. Fund size development: cash inflows/outflows	Monthly